Exhibit 3

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of June 24, 2015, by and among 500.com Ltd., an exempted company with limited liability organized under the laws of the Cayman Islands (the “Company”) and Tsinghua Unigroup International Co., Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Purchaser”).

WHEREAS, the Purchaser has, pursuant to that certain Share Purchase Agreement, dated June 9, 2015, between the Company and the Purchaser (the “Purchase Agreement”), agreed to purchase 63,500,500 shares of Class A ordinary shares of the Company (the “Purchased Shares”), subject to the terms and conditions set forth therein; and

WHEREAS, it is a condition to the closing (the “Closing”) of the transactions contemplated by the Purchase Agreement that the Company and the Purchaser enter into this Agreement at or prior to the Closing in order to grant the Holders (as defined below) certain registration rights as set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“ADR” means with respect to an ADS, the American Depositary Receipt issued by the ADS Depositary evidencing such ADS.

“ADS” means an American Depositary Share evidenced by an ADR, issued pursuant to the Deposit Agreement, each representing ten Class A Ordinary Shares as of the date of this Agreement and deposited with the ADS Custodian.

“ADS Custodian” means Deutsche Bank AG, Hong Kong Branch with respect to the ADSs delivered pursuant to the Deposit Agreement, or any successor entity thereto.

“ADS Depositary” means Deutsche Bank Trust Company Americas.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York or a bank in Hong Kong, the Cayman Islands or the British Virgin Islands is authorized or required by Law close or be closed.

“Class A Ordinary Shares” means the Class A ordinary shares of the Company, par value US$0.0005 per share, at the date of this Agreement.

“Class B Ordinary Shares” means the Class B ordinary shares of the Company, par value US$0.0005 per share, at the date of this Agreement.

“Deposit Agreement” means the deposit agreement, dated November 21, 2013, among the Company, the ADS Depositary, and all holders and beneficial owners from time to time of the ADSs issued thereunder or, if amended or supplemented as provided therein, as so amended or supplemented.

“Equity Securities” means, with respect to a Person, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or securities convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Filing Date” means the forty-fifth (45th) day following the delivery of a Demand Notice or such later date as specified in the Demand Notice.

“Holder” means any Person who holds Registrable Securities or any assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

“Ordinary Shares” means the ordinary shares of the of the Company, including Class A Ordinary Shares and Class B Ordinary Shares.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Prospectus” means (i) the final prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement or amendment, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all such amendments and supplements to such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405.

“Register,” “Registering”, “Registered” and “Registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement.

“Registrable Securities” means (i) any and all Class A Ordinary Shares that are issued to the Purchaser pursuant to the terms of the Purchase Agreement, (ii) any Class A Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for or in replacement of, Class A Ordinary Shares described in clause (i); and (iii) any ADSs issued in respect of any Class A Ordinary Shares described in clauses (i) or (ii). Registrable Securities shall cease to be Registrable Securities upon the earlier of (A) when, with respect to any Holder of Registrable Securities, all Registrable Securities proposed to be sold by such Holder may then be sold pursuant to Rule 144 without any restriction whatsoever (including, without limitation, restriction on volume and manner of sale) and (B) the date as of which a Registration Statement covering the resale of such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective Registration Statement.

“Registrable Securities Then Outstanding” means the respective number of Class A Ordinary Shares or ADSs (calculated on the basis of the underlying Class A Ordinary Shares) that are Registrable Securities and are then issued and outstanding.

“Registration Statement” means any registration statement, including a Shelf Registration Statement, of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 405” means Rule 405 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“WKSI” means a “well known seasoned issuer” as defined under Rule 405.

2. Demand Registration.

(a) During the period beginning on the date of the issuance by the Company of the Purchased Shares pursuant to the Purchase Agreement and ending on the date of expiration of the Effective Period (as defined below) or, if applicable, the date of the early termination of the Registration Rights pursuant to Section 4 hereof, the Company shall use commercially reasonable efforts to be eligible for and remain eligible for Registration of securities of the Company under the Securities Act pursuant to a Registration Statement on Form F-3 or any successor form thereto; provided, however, that (i) the requirement to maintain such eligibility shall be in no event include the obligation of the Company to complete and file its annual reports on Form 20-F or supply information on Form 6-K during the time when the Company is undertaking an internal investigation; and (ii) that the Company shall not be required to remain such eligibility if the market capitalization of the Company does not meet the minimum requirements of using Form F-3. If at any time after the date hereof, the Company receives a written notice (the “Demand Notice”) from (A) the Holder(s) of at least 75% of the Registrable Securities Then Outstanding, the Company shall, on or prior to the Filing Date, prepare and file with the SEC a Registration Statement covering the resale from time to time of all Registrable Securities for an offering to be made on a delayed or continuous basis pursuant to Rule 415 (a “Shelf Registration Statement”). Such Shelf Registration Statement shall be on Form F-3 (or, if Form F-3 is not then available to the Company, on such form of Shelf Registration Statement as is then available to effect a registration for resale of the Registrable Securities) and, if the Company is a WKSI as of the Filing Date, shall be an automatic Shelf Registration Statement. The Company shall use reasonable best efforts (i) to cause such Shelf Registration Statement to be declared effective under the Securities Act (unless it becomes effective automatically upon filing) as promptly as possible after the filing thereof (but in any event by the date that is 120 days after the date of delivery of the Demand Notice pursuant to this Section 2(a)), and (ii) to keep such Shelf Registration Statement continuously effective under the Securities Act until such date as is the earlier of (i) the date on which all Registrable Securities covered by such Shelf Registration Statement have been sold or (ii) the date on which the Registrable Securities may be sold without any restriction pursuant to Rule 144 (the “Effective Period”).

(b) The Company shall pay all expenses associated with each Registration pursuant to this Agreement (other than underwriting discounts and commissions related to the sale of the Registrable Securities), including all Registration and filing fees, printing, duplicating, word processing, facsimile and delivery expenses, “blue sky” fees and expenses, the expense of any special audits incident to or required by any such Registration, depository and other fees under the Deposit Agreement and reasonable fees and expenses of a single counsel for the Holders participating in such Registration as a group (which counsel shall be selected by the Holder(s) of a majority of the Registrable Securities being Registered in such Registration). Notwithstanding the above, the Company shall not be required to pay for any fees, disbursements or expenses of (i) any counsel representing any selling Holder other than such counsel selected by the relevant Holder(s) pursuant to the immediately foregoing sentence and (ii) any registration proceeding begun pursuant to Section 2(a) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities Then Outstanding to be Registered in such Registration (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn Registration). All underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities pursuant to this Agreement and fees and expenses chargeable by the ADS Depositary in connection with the deposit by the Holders of the Registrable Securities into the Company’s ADS facility, shall be borne by the Holders of Registrable Securities so Registered pursuant to this Agreement on a pro rata basis in accordance with the number of Registrable Securities Registered by each Holder thereof.

(c) In the event that, in the reasonable judgment of the Company, it is advisable to suspend use of a Registration Statement or Prospectus therein due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company reasonably believes public disclosure thereof would be detrimental to the Company, the Company shall notify all of the Holders in writing to such effect, and, upon receipt of such notice, the Holders shall immediately discontinue any sales of Registrable Securities pursuant to such Registration Statement or Prospectus until the Holders have received copies of a supplemented or amended Prospectus or until the Holders are advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus, provided, that the Company shall use commercially reasonable efforts to ensure that such suspension by the Company shall be terminated and the use of the Prospectus (as supplemented, amended by the Company) may be resumed as soon as practicable but in any event any suspension by the Company pursuant to the immediately foregoing clause with respect to any single development or event or a series of related developments or events shall not be more than twenty (20) days in the aggregate.

(d) Notwithstanding anything in this Agreement to the contrary, so long as the Registration Statement is on Form F-1 or on any other form that does not allow for forward incorporation by reference of reports and other materials filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, the Company may suspend sales under such Registration Statement as follows: (i) for the period commencing at the time that the Company disseminates a press release announcing its preliminary financial results for any fiscal period and ending on the third (3rd) Business Day after the earlier of (A) the date that the related report on Form 20-F under the Exchange Act is filed with the SEC and (B) the date on which such report is required to be filed under the Exchange Act (giving effect to Rule 12b-25 promulgated thereunder); (ii) for the period commencing at the time that the Company disseminates a press release announcing a material development that would make a statement of a material fact in such Registration Statement untrue or misleading and ending on the third (3rd) Business Day after the earlier of (A) the date that the related report on Form 6-K is filed with the SEC and (B) the date on which such report is required to be filed under the Exchange Act (giving effect to Rule 12b-25 promulgated thereunder); (iii) to the extent necessary to allow any post-effective amendment to the Registration Statement or supplement to the prospectus to be prepared and, if necessary, filed with the SEC and, in the case of a post-effective amendment, declared effective; and (iv) for a period during which the Company, in the good faith opinion of the board of directors of the Company, determines that the disclosure of material, non-public information concerning the Company or any of its subsidiaries would be materially detrimental to the Company; provided, that the Company shall promptly notify the Holders in writing (I) of the existence of such material, non-public information (provided, that in each notice the Company will not disclose the content of such material, non-public information to the Holders) and the date on which such suspension will begin and (II) of the date on which such suspension ends.

3. Piggyback Registrations.

(a) If the Company proposes to file a Registration Statement under the Securities Act for its own account or the account of others (other than the Holders) under the Securities Act of any of its Equity Securities (including Registration Statements relating to secondary offerings of securities of the Company, but excluding Registration Statements relating to (i) any employee benefit plan or (ii) a corporate reorganization, merger or acquisition), then the Company shall notify all Holders in writing at least thirty (30) calendar days prior to such filing and will afford each such Holder an opportunity to include in such Registration Statement all or any part of the Registrable Securities then held by such Holder. Each Holder wishing to include in any such Registration Statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) calendar days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such Registration Statement on the same terms and conditions as the Equity Securities of the Company included therein. If a Holder decides not to include all or any portion of its Registrable Securities in any Registration Statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include its Registrable Securities in any subsequent Registration Statement that may be filed by the Company with respect to offerings of its securities for its own account or for the account of another (other than the Holders), all upon the terms and conditions set forth herein.

(b) If a Registration Statement under which the Company gives notice under this Section 3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities in the same notice that the Company is required to deliver to the Holders pursuant to Section 3(a). In such an event, the right of any Holder to include its Registrable Securities in a Registration pursuant to this Section 3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated: (1) first, the Equity Securities the Company proposes to sell for its own account, (2) second, the Registrable Securities requested by the Holders to be included in such Registration, pro rata among the Holders requesting inclusion in such Registration on the basis of the number of securities requested to be included by all such Holders, and (3) third, any other Equity Securities of the Company requested to be included.

(c) With respect to a Registration Statement initiated by the Company for its own account, the Company shall have the right to terminate or withdraw such registration at any time prior to the effectiveness of the Registration Statement, whether or not any Holder has elected to include Registrable Securities in such registration.

(d) The Company hereby represents and warrants that, except as contemplated under this Agreement and the Purchase Agreement, neither the Company nor any of its Affiliates has granted or agreed to grant to any Person any registration rights (including, without limitation, demand and piggyback registration rights) with respect to, and neither the Company nor any of its Affiliates is a party to, or is otherwise bound by, any agreement (whether oral or in writing) that requires the Company or any of its Affiliates to register under the Securities Act or the securities laws of any state or any other jurisdiction and/or list on any securities exchange, any Equity Securities of the Company or of any Affiliate of the Company.

4. Termination of Registration Rights.

The registration rights granted under Section 2 and Section 3 hereof shall automatically terminate upon expiration of the Effective Period.

5. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement that Registers such Registrable Securities to be declared effective by the SEC under the Securities Act as promptly as practicable but in any event with respect to a Shelf Registration Statement, within 120 days after date of delivery by the relevant Holder(s) of the Demand Notice pursuant to Section 2(a), and keep such Registration Statement continuously effective for the period specified in Section 2, and if not so specified therein, for the lesser of (i) one hundred and twenty (120) days and (ii) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement or any successor Registration Statement as described in clause (a) effective until the expiration of the Effective Period or, if applicable, the date of the early termination of the Registration Rights pursuant to Section 4 hereof, and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(c) furnish to the Holders such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any amendment thereof or supplement thereto (in each case including all exhibits and materials incorporated by reference therein), each in conformity with the requirements of the Securities Act, and such other documents as such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such Registration Statement;

(d) notify in writing the Holders and their counsel (i) of the receipt by the Company of any notification with respect to any comments by the SEC with respect to such Registration Statement or Prospectus or any amendment thereof or supplement thereto or any request by the SEC for the amending thereof or supplementing thereof or for additional information with respect thereto, (ii) of the receipt by the Company of any notification with respect to the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendments thereof or supplements thereto or the initiation or threatening of any proceeding for that purpose, (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes, and (iv) of the existence of any fact or the happening of any event that causes the Company to become an “ineligible issuer” for purposes of Registering securities of the Company on Form F-3 and Form F-6,

(e) use its commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of the Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment;

(f) use its commercially reasonable efforts to Register and qualify the securities covered by such registration statement under such other securities Laws or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders and do any and all other acts and things that may be reasonably necessary or advise to enable such Holders to consummate the disposition and/or distribution of the Registrable Securities then held by such Holders in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6(f) or to file a general consent to service of process in any such jurisdictions where the Company would not otherwise be required to do so but for this Section 5(f);

(g) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering;

(h) immediately notify each Holder of Registrable Securities covered by such Registration Statement, at any time prior to the end of the Effective Period, or, if applicable, the date of the early termination of the Registration Rights pursuant to Section 4 hereof, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to such Holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(i) furnish, at the request of any Holder requesting Registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the Registration Statement with respect to such Registrable Securities becomes effective, (i) an opinion, dated as of such date, of the outside counsel representing the Company for the purposes of such Registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders of Registrable Securities Then

Outstanding requesting Registration, addressed to the underwriters, if any, and to the Holders requesting such Registration of Registrable Securities, and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders of Registrable Securities Then Outstanding requesting Registration, addressed to the underwriters, if any, and to the Holders requesting such Registration of Registrable Securities;

(j) use its commercially reasonable efforts to list such Registrable Securities on each securities exchange on which the ADSs representing the Ordinary Shares are then listed and to be eligible and remain eligible for registration of the ADSs pursuant to Form F-6;

(k) cooperate with the Holders and the Depositary to facilitate the timely delivery of ADSs (in book entry or certificated form) to be delivered to a transferee pursuant to a Registration Statement, which ADSs shall be free of all restrictive legends. In connection therewith, if required by the Company’s agent which maintains the register of members of Ordinary Shares or the Depositary, the Company shall promptly after the effectiveness of the Registration Statement cause an opinion of legal counsel as to the effectiveness of the Registration Statement to be delivered to such agent or the Depositary, together with any other authorizations, certificates and directions requested by such agent or the Depositary, which authorize and direct such agent or the Depositary to issue such Registrable Securities without legend upon disposition by the Holders under the Registration Statement; and

(l) provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the relevant Registration Statement.

6. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2 or Section 3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to timely effect the registration of their Registrable Securities.

7. Review by Counsel. In connection with the preparation and filing of each Registration Statement Registering Registrable Securities under the Securities Act, a single counsel selected by the Holders in accordance with the method described in Section 2(c) shall be permitted to review such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto a reasonable period of time prior to their filing with the SEC (but in any event not later than five (5) Business Days prior to the filing of such foregoing described documents), each which document shall be subject to the review and comment of such counsel, which comments shall be provided within three (3) Business Days upon receipt by such counsel of the documents provided by the Company pursuant to the provisions hereof.

8. Maintenance of Form F-6. The Company covenants that it will maintain the effectiveness of its Registration Statement on Form F-6 which registers a number of ADSs that is sufficient to allow the Holders to exercise their rights under, and sell their Registrable Securities in the United States in the manner contemplated by this Agreement. In the event that the

Depositary, or any successor which administers the Company’s ADS program, imposes any fees or expenses on any Holder in connection with the deposit by such Holder of its Registrable Securities in exchange for ADSs made by such Holder for any reason, the Company shall pay all such fees and expenses.

9. Indemnification.

(a) By the Company. The Company shall indemnify and hold harmless each Holder, its officers, directors, employees, members, partners, and advisors and their respective Affiliates, each underwriter, broker or any other Person acting on behalf of such Holder and each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act or the Exchange Act against all losses, claims, damages, liabilities, or actions joint or several (or actions in respect thereof), to which any of the foregoing Persons may become subject under the Securities Act, the Exchange Act or other federal or state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities Law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, officer, director, employee, member, partner, and advisor and their respective Affiliates, each underwriter, broker or any other Person acting on behalf of such Holder or controlling Person for any legal or other expenses reasonably incurred by them in connection with defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such foregoing Person.

(b) By the Selling Holders. Each selling Holder shall, severally and not jointly, indemnify and hold harmless the Company, each of its directors, officers who have signed the registration statement and advisors and each of their respective Affiliates, each underwriter, broker, and each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act or the Exchange Act, against all losses, claims, damages or liabilities (joint or several) to which the Company or any such foregoing Person may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such foregoing Person in connection with defending any such loss, claim, damage, liability or action; provided, however, the indemnity agreement contained in this Section 10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Holder (which consent shall not be unreasonably withheld); provided, further, the total amounts payable in indemnity by a Holder under this Section 9(b) and Section 9(d) in respect of any Violation shall not exceed the net proceeds actually received by such Holder upon the sale of the Registrable Securities out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 10.

(d) Contribution. If the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable Law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, in no event shall any contribution by a Holder hereunder, when combined with the amounts paid or payable by such Holder pursuant to Section 9(b) hereof, exceed the net proceeds actually received by such Holder upon the sale of the Registrable Securities out of which such Violation arises.

(e) Survival. The obligations of the Company and Holders under this Section 10 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

10. Rule 144 Reporting.

With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC which may at any time permit the Holders to sell Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to each Holder upon request, as long as such Holder owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act and (B) a copy of the most recent periodic report of the Company and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

If any Holder proposes to dispose any Class A Ordinary Shares then held by such Holder or convert any Class A Ordinary Shares to ADSs that can be offered to any Person without any restriction whatsoever, in each case pursuant to Rule 144, the Company shall use commercially reasonable efforts to promptly take all steps reasonably requested by such Holder in order to facilitate the timely disposition of such Class A Ordinary Shares or the conversion of such Class A Ordinary Shares into such ADSs pursuant to Rule 144, including without limitation (i) to cause an opinion of legal counsel to be prepared (at the Company’s expense) in customary form regarding the eligibility of such Holder to dispose such Class A Ordinary Shares or to convert such Class A Ordinary Share into such ADSs in each case pursuant to Rule 144 and (ii) to reasonably cooperate with such Holder and/or the Depositary, as applicable, to facilitate the timely disposition or conversion, as the case may be, of Class A Ordinary Shares pursuant to Rule 144; provided, however, that such Holder shall provide written confirmation to the reasonable satisfaction of the Company’s outside counsel that such Holder proposed resale of any Class A Ordinary Shares then held by such Holder or conversion of any Class A Ordinary Shares to ADSs may be effected in accordance with the requirements of Rule 144 or another exemption from the registration requirements under the Securities Act or is not otherwise subject to any restrictions set forth in the Company’s insider trading policy.

11. No Additional Registration Rights. After the date hereof, the Company shall not, without first obtaining the written consent of the Holder or Holders of a majority of the Registrable Securities Then Outstanding, grant registration rights on terms more favorable than the registration rights granted pursuant to this Agreement.

12. Miscellaneous.

(a) Remedies. In the event of a breach by the Company or by a Holder, of any of their obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and each Holder agree that monetary damages alone would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agree that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Electing Holders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(c) Notices. Except where explicitly stated otherwise, any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Section prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

(i) If to the Company, addressed as follows:

500.com Ltd.

500.com Building

Shenxianling Sports Center

Longgang District, Shenzhen 518115

The People’s Republic of China

Attention: Zhengming Pan

E-mail: panzm@500wan.com

with a copy to:

Simpson Thacher & Bartlett

35th Floor, ICBC Tower

3 Garden Road

Central

Hong Kong

Attention: Chris Lin

Email: clin@stblaw.com

(ii) If to the Purchaser

Tsinghua Unigroup International Co., Ltd.

F10 Unis Plaza

Tsinghua Science Park

Haidian District, Beijing, PRC 100084

Attention: Mr. Weiguo Zhao

Email: zhaowh@unigroup.com.cn

with a copy to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA

94304

Attention: Charles C. Comey

E-mail: ccomey@mofo.com

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign (other than by operation of law) its rights or obligations hereunder without the prior written consent of the Holder(s) of at least a majority of the Registrable Securities. The Holders may not assign their rights and obligations hereunder (other than by operation of law); provided that a Holder may assign its rights and obligations hereunder to an Affiliate of such Holder. Upon any distribution of the Registrable Securities to the limited partners of a Holder, this Agreement shall inure to the benefit of and be binding upon such limited partners receiving the Registrable Securities.

(d) Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature delivered by facsimile or electronic mail transmission were the original thereof.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(f) Submission to Jurisdiction. Each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any proceeding arising out of or relating to this Agreement, or for the recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(g) Waiver of Venue. Each of the parties to this Agreement irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement in any court referred to in Section 13(g) and (ii) the defense of an inconvenient forum to the maintenance of such proceeding in any such court.

(h) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(i) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(j) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.

(k) Headings; Section References. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Unless otherwise stated, references to Sections, Schedules and Exhibits are to the Sections, Schedules and Exhibits of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

500.COM LTD

By:	/s/ Man San Law
Name: Man San Law
Title: Chairman of the Board

Signature Page to Registration Rights Agreement

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

PURCHASER:

TSINGHUA UNIGROUP INTERNATIONAL CO., LTD.

By:	/s/ Zhao Weiguo
Name: Zhao Weiguo
Title: Director

Signature Page to Registration Rights Agreement